                               PURCHASE AGREEMENT
                               ------------------

                   This Agreement dated April 12, 2000 is made


B E T W E E N:


                       WORKING VENTURES CANADIAN FUND INC.

                                 (the "Vendor")

                                     - and -

                             BCB VOICE SYSTEMS INC.

                                (the "Purchaser")

RECITALS:


A. The authorized capital of International Neural Machines Inc. (the "Corporation") consists of an unlimited number of common shares (the "Common Shares") and an unlimited number of special shares, of which 20,000 Common Shares are issued and outstanding;


B. The Vendor is the registered and beneficial owner of (i) 7,300 Common Shares (the "Subject Shares"), representing 36.5% of the issued and outstanding Common Shares, and (ii) a debenture dated March 20, 1997 between the Corporation and the Vendor for the advance of funds in the principal amount of up to $1,250,000 bearing interest at 10% per annum, payable quarterly, secured by a floating charge on all of the assets of the Corporation (the "Debenture").


C. The Purchaser is willing to purchase and the Vendor is willing to sell the Subject Shares and the Debenture on the terms and conditions contained in this Agreement;

     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 1

                                 INTERPRETATION

1.1 DEFINITIONS. In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

     (1) "AGREEMENT" means this Agreement, including the Exhibits and the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "HEREOF", "HEREIN", "HERETO", "HEREUNDER", "HEREBY" and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

     (2) "APPLICABLE LAW" means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law (collectively, the "Law") relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation

     (3) "BCB SHARES" has the meaning given in Section 2.1.

     (4) "BOARD OF DIRECTORS" means the board of directors of the Corporation.

     (5) "BUSINESS DAY" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Toronto.

     (6) "CANADIAN DOLLARS" means the lawful currency of Canada.

     (7) "CLAIM" has the meaning given in Section 5.1.

     (8) "CLOSING" means the completion of the purchase and sale of the Subject Shares and the Debenture in accordance with the provisions of this Agreement.

     (9) "CLOSING DATE" means Thursday, April 13, 2000, or such other date as the Parties may agree.

     (10) "CLOSING TIME" means the time of closing on the Closing Date provided for in Section 3.1.

     (11) "CORPORATION" has the meaning given in Recital A.

     (12) "DEBENTURE" has the meaning given in Recital B.

     (13) "INCLUDING" means "including without limitation", and "INCLUDES" means "includes without limitation".

     (14) "INDEMNIFIED PARTY" means a Person whom the Vendor or the Purchaser, as the case may be, has agreed to indemnify under Article 5.

     (15) "INDEMNIFYING PARTY" means, in relation to an Indemnified Party, the Party to this Agreement that has agreed to indemnify that Indemnified Party under Article 5.

     (16) "LIEN" means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

     (17) "MATERIAL ADVERSE CHANGE" means a change in the business, operations or capital of the Corporation which has had or could reasonably be expected to have a significant adverse effect on the value of the Subject Shares or the Debenture.

     (18) "PARTY" means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and "PARTIES" means every Party.

     (19) "PERSON" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

     (20) "PURCHASE PRICE" has the meaning given in Section 2.1.

     (21) "SHAREHOLDERS" means collectively every Person that is a party to the Unanimous Shareholders' Agreement as of the Closing Date, and "SHAREHOLDER" means, individually, any one of them.

     (22) "SUBJECT SHARES" has the meaning given in Recital A.

     (23) "TAXES" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax, and any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

     (24) "UNANIMOUS SHAREHOLDERS' AGREEMENT" means the unanimous shareholders' agreement dated March 20, 1997 among the Corporation, the Vendor, Oleg Feldgajer and Aleksander Szlam.

1.2 HEADINGS AND TABLE OF CONTENTS. The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 NUMBER AND GENDER. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 BUSINESS DAYS. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

1.5 CURRENCY. All dollar amounts referred to in this Agreement are stated in Canadian Dollars.

1.6 SECTION REFERENCES. Unless the context requires otherwise, references in this Agreement to Sections or Exhibits are to Sections or Exhibits of this Agreement.

                                    EXHIBITS
                                    --------

         A        Vendor's Bring-Down Certificate
         B        Director's Resignation
         C        Director's Release
         D        Vendor's Release
         E        Purchaser's Bring-Down Certificate
         F        Corporation's Release
         G        Assumption Agreement
         H        Opinion of Purchaser's legal counsel


                                   ARTICLE 2

                                PURCHASE AND SALE

2.1 PURCHASE AND SALE AND PURCHASE PRICE. At the Closing Time, subject to the terms and conditions of this Agreement, the Vendor agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Vendor the Subject Shares and the Debenture in consideration of an aggregate purchase price of $2,270,000 (the "Purchase Price"), $1,250,000 of which will be paid and satisfied by a cash payment to the Vendor and $1,020,000 of which will be paid and satisfied by the issue to the Vendor from treasury of the Purchaser of 400,000 common shares in the capital of the Purchaser (the "BCB Shares"). The Purchase Price shall be allocated to the Subject Shares and the Debenture as follows:

                                   Purchase Price Allocation
                                   -------------------------

Subject Shares                            $1,645,000
Debenture                                   $625,000

2.2 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid and satisfied by the Purchaser delivering at the Closing Time a certified cheque payable to the Purchaser in the amount of $1,250,000, together with a share certificate representing the BCB Shares in the name of the Vendor.

2.3 REGULATORY APPROVAL. Completion of the transactions provided for herein are subject to receipt by the Purchaser of the consent of the Canadian Venture Exchange to the issue of the BCB Shares forming part of the Purchase Price.

2.4 SECURITIES LAWS. The Vendor acknowledges that the BCB Shares issued to the Vendor in partial payment of the Purchase Price are being acquired pursuant to the prospectus exemption contained in clause 72(1)(l) of the Securities Act (Ontario). The BCB Shares may be subject to hold periods or other resale restrictions imposed by applicable securities laws or regulatory authorities, including the Ontario Securities Commission and the Canadian Venture Exchange.


                                   ARTICLE 3

                       CLOSING ARRANGEMENTS AND CONDITIONS

3.1 CLOSING. The Closing shall take place at 2:00 p.m. on the Closing Date at the offices of Blake, Cassels & Graydon LLP, 199 Bay Street, 23rd Floor, Toronto, Ontario, M5L 1A9, or at such other time on the Closing Date or such other place as may be agreed orally or in writing by the Vendor and the Purchaser.

3.2 VENDOR'S CLOSING DELIVERIES. At the Closing, the Vendor shall deliver or cause to be delivered to the Purchaser the following documents and the Vendor hereby acknowledges that the obligation of the Purchaser to purchase the Subject Shares and Debenture is subject to the satisfaction of such deliveries at or before the Closing Time:

     (1) the certificate(s) representing the Subject Shares, duly endorsed in blank for transfer to the Purchaser;

     (2) and assignment of the Debenture;

     (3) a bring-down certificate of a senior officer of the Vendor in the form of Exhibit "A" hereto;

     (4) a resignation, duly executed by each of the Vendor's nominees on the Board of Directors, in the form of Exhibit "B" hereto;

     (5) a release, duly executed by each of the Vendor's nominees on the Board of Directors, in the form of Exhibit "C" hereto, as required under clause 5.2(c) of the Unanimous Shareholders' Agreement;

     (6) a release, duly executed by the Vendor in the form of Exhibit "D" hereto;

     (7) a written document, executed by each Shareholder consenting to the transactions contemplated herein and waiving any and all rights pursuant to sections 7.2, 7.4 and 7.5 of the Unanimous Shareholders' Agreement including, without limiting the generality of the foregoing, the right of first refusal, for the purposes of the transactions contemplated by this Agreement (collectively, the "Shareholder Waivers"); and

     (8) all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement.

3.3 PURCHASER'S CLOSING DELIVERIES. At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendor the following documents and payments and the Purchaser hereby acknowledges that the obligation of the Vendor to sell the Subject Shares and Debenture is subject to the satisfaction of such deliveries:

     (1) payment of the Purchase Price in accordance with Section 2.2;

     (2) a bring-down certificate of a senior officer of the Purchaser in the form of Exhibit "E";

     (3) a release, duly executed by the Corporation, in the form of Exhibit "F" hereto;

     (4) an assumption of the Unanimous Shareholders' Agreement, duly executed by the Purchaser, in the form of Exhibit "G" hereto;

     (5) an opinion of the Purchaser's legal counsel addressed to the Vendor, in the form of Exhibit "H" hereto; and

     (6) all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendor to complete the transactions provided for in this Agreement.

3.4 WAIVER OF CONDITIONS. Any Party may waive the fulfilment of any condition set forth in this Article 3 that is for the benefit of such Party.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS AND WARRANTIES OF THE VENDOR. As a material inducement to the Purchaser entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendor set out in this Section 4.1, the Vendor represents and warrants to the Purchaser as follows:

     (1) Incorporation and Status of the Corporation. The Corporation is a corporation incorporated and validly existing under the laws of the Province of Ontario.

     (2) Authorization by Vendor. The Vendor has the corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Vendor.

     (3) Enforceability of Vendor's Obligations. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

     (4) Principal Amount of Debenture. As at the date hereof, the aggregate principal amount of funds which have been advanced by the Vendor to the Corporation in accordance with the terms and conditions of the Debenture, and which remain outstanding thereunder, is $625,000.

     (5) Ownership of Subject Shares and Debenture. The Vendor is the registered and beneficial owner of the Subject Shares and the Debenture with good and marketable title thereto, free and clear of any Lien, claim, security interest or other encumbrance.

     (6) Power to Transfer. The Vendor has full legal right, power and authorization to sell, assign, transfer and deliver the Subject Shares and the Debenture in the manner provided for in this Agreement and upon delivery of and payment for such Subject Shares and Debenture hereunder, the Purchaser will acquire valid and marketable title to such Subject Shares and Debenture free and clear of any lien, claim, security interest or other encumbrance other than the Unanimous Shareholders' Agreement.

     (7) No Obligation with Respect to Subject Shares and Debenture. As at the date hereof (other than pursuant to the Unanimous Shareholders' Agreement and this Agreement), no person, firm, corporation or other entity has or will have any agreement, or option, or right, or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase from the Vendor of any of the Subject Shares or the Debenture or entitling any person other than the Vendor to share in the proceeds of the Purchase Price and no person has any agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any of the unissued Common Shares or special shares in the capital of the Corporation or any other securities of the Corporation.

     (8) Consents and Approvals. Other than the Shareholder Waivers, no consent or approval of any Person is required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.

     (9) Brokerage Fees. Neither the Vendor nor the Corporation has entered into any agreement which would entitle any person to any valid claim against the Purchaser for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Subject Shares and the Debenture or any other matters contemplated by this Agreement.

     (10) Residence of Vendor. The Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

4.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Vendor as follows:

     (1) Due Authorization. The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser.

     (2) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

     (3) Reporting Issuer Status. The Purchaser is a reporting issuer in Ontario under the Securities Act (Ontario), and has been a reporting issuer in Ontario for at least 12 months from the date hereof.

     (4) Capital of the Purchaser. The authorized share capital of the Purchaser consists of an unlimited number of common shares and an unlimited number of non-voting preference shares, of which 8,059,813 common shares are issued and outstanding as at April 10, 2000.

     (5) BCB Shares. The BCB Shares issued to the Vendor in partial satisfaction of the Purchase Price are duly and validly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued as fully paid and non-assessable shares in the capital of the Purchaser.

4.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     (1) The representations and warranties of the Vendor contained in Section
4.1 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of 18 months from the Closing Date, and notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser, after which time the Vendor shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Purchaser in writing (setting out in reasonable detail the nature of the Claim and the approximate amount of such Claim) before the expiration of such period, but there shall be no time limit on the representations and warranties of the Vendor set out in Section 4.1 which relate to the incorporation and status of the Corporation, the due authorization of this Agreement by the Vendor or the enforceability of the Vendor's obligations under this Agreement,

     (2) The representations and warranties of the Purchaser contained in
Section 4.2 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of 18 months from the Closing Date, and notwithstanding the Closing, shall continue in full force and effect for the benefit of the Vendor, after which time the Purchaser shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Vendor in writing (setting out in reasonable detail the nature of the Claim and the appropriate amount thereof) before the expiration of such period, but there shall be no time limit on the representations and warranties of the Purchaser set out in Section 4.2 which relate to the due authorization of this Agreement by the Purchaser and the enforceability of the Purchaser's obligations under this Agreement.

                                   ARTICLE 5

                                 INDEMNIFICATION

5.1 INDEMNITY BY THE VENDOR. The Vendor shall indemnify and hold the Purchaser, its directors, officers, employees, agents and representatives harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (hereinafter referred to as a "CLAIM") which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

     (1) any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

     (2) any breach of or any non-fulfilment of any covenant or agreement on the part of the Vendor under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

5.2 INDEMNITY BY THE PURCHASER. The Purchaser shall indemnify and hold the Vendor, its directors, officers, employees, agents and representatives harmless in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

     (1) any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

     (2) any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

5.3 EXCLUSION OF OTHER REMEDIES. No Party shall have any right to bring any proceedings against the other Party for a breach of any representation, warranty, covenant or agreement contained in this Agreement whether in contract, tort or otherwise, except pursuant to an action under Section 5.1 or 5.2, as applicable.

5.4 LIMITS ON INDEMNIFICATION. The maximum liability of the Vendor for indemnification under Section 5.1 shall be the lessor of (i) the amount of any claim and (ii) the cash portion of the Purchase Price received by the Vendor on the Closing Date.

                                    ARTICLE 6

                                     GENERAL

6.1 EXPENSES. Each Party shall be responsible for its own legal and other expenses (including any Taxes imposed on such expenses) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and for the payment of any broker's commission, finder's fee or like payment payable by it in respect of the purchase and sale of the Subject Shares and the Debenture pursuant to this Agreement.

6.2 PAYMENT OF TAXES. Except as otherwise provided in this Agreement, the Purchaser shall pay all Taxes applicable to, or resulting from transactions contemplated by this Agreement (other than Taxes payable under applicable legislation by the Vendor) and any filing or recording fees payable in connection with the instruments of transfer provided for in this Agreement.

6.3 PUBLIC ANNOUNCEMENTS. Except to the extent otherwise required by law or with the prior consent of the other Party, neither Party shall make any public announcement regarding this Agreement or the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Vendor may disclose the transactions contemplated herein to its shareholders, in accordance with past practice, without the Purchaser's consent.

6.4 NOTICES.

     (1) Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally,
(ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

          (i)  if to the Vendor, to:

               Working Ventures Canadian Fund Inc.
               250 Bloor Street East
               Suite 1600
               Toronto, Ontario  M4W 1E6

               Attention:  Donald J. Morrison

               Tel:  416-934-7707
               Fax:  416-929-0901
               with a copy to:

               Stikeman Elliott
               Commerce Court West
               53rd Floor, P.O. Box 85
               Toronto, Ontario M5L 1B9

               Attention:  Samantha Horn

               Tel:  416-869-5636
               Fax:  416-947-0866

         (ii)  if to the Purchaser, to:

               BCB Voice Systems Inc.
               240 Riviera Drive
               Markham, Ontario L3R 5M1

               Attention:  Terry Graham

               Tel:     905-948-8266
               Fax:     905-948-8276

               with a copy to:

               Blake, Cassels & Graydon LLP
               199 Bay St.
               Box 25, Commerce Court West
               Toronto, Ontario
               M5L 1A9

               Attention:  Robert A. Bondy

               Tel: 416-863-2530
               Fax:  416-863-2653

     (2) Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

     (3) Any Party may from time to time change its address under this Section by notice to the other Party given in the manner provided by this Section.

6.5 TIME OF ESSENCE. Time shall be of the essence of this Agreement in all respects.

6.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

6.7 WAIVER. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

6.8 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.9 NON-MERGER. Each party hereby agrees that all provisions of this Agreement, other than (a) the conditions in Article 3 and (b) the representations and warranties contained in Article 4 and the related indemnities in Sections 5.1 and 5.2 hereof (which shall be subject to the special arrangements provided in such Articles or Sections) shall forever survive the execution, delivery and performance of this Agreement, Closing and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.

6.10 FURTHER ASSURANCES. Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require for the purposes of giving effect to this Agreement.

6.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province.

6.12 SUCCESSORS AND ASSIGNS. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party.

6.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that either Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.

     IN WITNESS WHEREOF the Parties have executed this Agreement.


                                       WORKING VENTURES CANADIAN FUND INC.

                                       By: (Signed) "Donald J. Morrison"
                                          --------------------------------------
                                            Name:  Donald J. Morrison
                                            Title: Vice President



                                       BCB VOICE SYSTEMS INC.

                                       By: (Signed) "Terry Graham"
                                          --------------------------------------
                                           Name:  Terry Graham
                                           Title: Chairman

     EXHIBITS
     --------

         A        Vendor's Bring-Down Certificate
         B        Director's Resignation
         C        Director's Release
         D        Vendor's Release
         E        Purchaser's Bring-Down Certificate
         F        Corporation's Release
         G        Assumption Agreement
         H        Opinion of Purchaser's legal counsel

                                   EXHIBIT "A"

                         VENDOR'S BRING-DOWN CERTIFICATE

TO: BCB VOICE SYSTEMS INC. (THE "PURCHASER")


     This certificate is given pursuant to Section 3.2 of the Purchase Agreement dated April 12, 2000 (the "Agreement") between Working Ventures Canadian Fund Inc. (the "Vendor") and the Purchaser. Unless otherwise stated, terms used in this Certificate have the meanings given to them in the Agreement.

     I hereby certify on behalf of the Vendor and not in my personal capacity that, to the best of my knowledge, information and belief, after due inquiry:

1. All of the terms and conditions set out in the Agreement to be complied with or performed by the Vendor at or prior to Closing have been complied with or performed by the Vendor.

2. All of the representations and warranties set out in Section 4.1 of the Agreement are true and correct with the same force and effect as if such representations and warranties were made on and as at the date hereof.

                   Dated April __, 2000.




                                              ----------------------------------
                                              Name:
                                              Title:

                                   EXHIBIT "B"

                             RESIGNATION OF DIRECTOR


TO:  INTERNATIONAL NEURAL MACHINES INC.
     (the "Corporation")


     I hereby resign as a director of the Corporation, to be effective immediately.

     DATED as of the day of April __, 2000.











                                              ----------------------------------
                                              Name:

                                   EXHIBIT "C"

                               DIRECTOR'S RELEASE


TO:  INTERNATIONAL NEURAL MACHINES INC.
     (THE "CORPORATION")

RE:  PURCHASE AGREEMENT DATED APRIL 12, 2000 BETWEEN
     WORKING VENTURES CANADIAN FUND INC. AND BCB VOICE SYSTEMS INC. (THE "PURCHASE AGREEMENT")

RE: RELEASE REQUIRED UNDER CLAUSE 5.2(C) OF THE UNANIMOUS SHAREHOLDERS' AGREEMENT DATED MARCH 20, 1997 AMONG THE CORPORATION, WORKING VENTURES CANADIAN FUND INC., OLEG FELDGAJER AND ALEKSANDER SZLAM (THE "UNANIMOUS SHAREHOLDERS' AGREEMENT")

--------------------------------------------------------------------------------

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Releasor hereby remises, releases and forever discharges the Corporation and the directors, officers, employees and agents of the Corporation (the "Releasee", which term includes any one or more of the foregoing) from all actions, causes of action, suits proceedings, debts, guarantees, accounts, bonds, covenants, contracts, claims, liabilities, damages, grievances, executions, judgements and demands of any kind whatsoever, both in law and equity, whether implied or expressed ("Claims") (except any Claim for which the Releasor is entitled to be indemnified by the Corporation in accordance with clause 5.2(d) of the Unanimous Shareholders' Agreement), which the Releasor, in its capacity as a director of the Corporation, but not in any other capacity, now has or hereafter may have against, against the Releasee.

     The Releasor represents and warrants that the Releasor has not assigned to any person, partnership, body corporate or other entity any claim which the Releasor releases by the Release.

     The Releasor declares that it has executed this Release voluntarily after having been given sufficient time to consider its actions and to seek such independent legal or other advice as the Releasor deems appropriate with respect to this matter and the terms of this document and that it fully appreciates the nature, extent and consequences of this Release.

     The Releasor acknowledges and agrees that, notwithstanding the execution and delivery of this Release, no Releasee admits any liability or obligation whatever to the Releasor and any such liability and obligation is denied.

     Capitalized terms used herein and not defined have the meaning given to them in the Purchase Agreement.

     The provisions of this Release survive the closing of the transaction contemplated by the Purchase Agreement and shall enure to the benefit of each Releasee's successors and assigns and shall be binding upon the successor and assigns of the Releasor as the case may be. This Release shall be governed by and interpreted and enforced in accordance with the laws enforced in the Province of Ontario.

     DATED the ____ day of April, 2000.


Witness:


-------------------------------       -------------------------------
                                      Name of director

                                   EXHIBIT "D"

                                VENDOR'S RELEASE


TO:  INTERNATIONAL NEURAL MACHINES INC.
     (THE "CORPORATION")

RE: PURCHASE AGREEMENT DATED APRIL 12, 2000 BETWEEN WORKING VENTURES CANADIAN FUND INC. AND BCB VOICE SYSTEMS INC.
     (THE "PURCHASE AGREEMENT")

--------------------------------------------------------------------------------

     In consideration of the payment of the Purchase Price by the Purchaser and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the "Releasor") hereby remises, releases and forever discharges the Corporation and the directors, officers, employees and agents of the Corporation (the "Releasee", which term includes any one or more of the foregoing) from all actions, causes of action, suits proceedings, debts, guarantees, accounts, bonds, covenants, contracts, claims, liabilities, damages, grievances, executions, judgements and demands of any kind whatsoever, both in law and equity, whether implied or expressed which the Releasor, in its capacity as a Shareholder of the Corporation (except for any claims arising out of the Purchase Agreement), but not in any other capacity, now has or hereafter may have against, against the Releasee.

     The Releasor represents and warrants that the Releasor has not assigned to any person, partnership, body corporate or other entity any claim which the Releasor releases by the Release.

     The Releasor declares that it has executed this Release voluntarily after having been given sufficient time to consider its actions and to seek such independent legal or other advice as the Releasor deems appropriate with respect to this matter and the terms of this document and that it fully appreciates the nature, extent and consequences of this Release.

     The Releasor acknowledges and agrees that, notwithstanding the execution and delivery of this Release, no Releasee admits any liability or obligation whatever to the Releasor and any such liability and obligation is denied.

     Capitalized terms used herein and not defined have the meaning given to them in the Purchase Agreement.

     The provisions of this Release survive the closing of the transaction contemplated by the Purchase Agreement and shall enure to the benefit of each Releasee's successors and assigns and shall be binding upon the successor and assigns of the Releasor as the case may be. This Release shall be governed by and interpreted and enforced in accordance with the laws enforced in the Province of Ontario.

     DATED the ___ day of April, 2000.




                                          WORKING VENTURES CANADIAN FUND INC.


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT "E"

                       PURCHASER'S BRING-DOWN CERTIFICATE

TO:  WORKING VENTURES CANADIAN FUND INC. (THE "VENDOR")


     This certificate is given pursuant to Section 3.3 of the Purchase Agreement dated April 12, 2000 (the "Agreement") between the Vendor and BCB Voice Systems Inc. (the "Purchaser"). Unless otherwise stated, terms used in this Certificate have the meanings given to them in the Agreement.

     I hereby certify on behalf of the Purchaser and not in my personal capacity that to the best of my knowledge, information and belief, after due inquiry:

1. All of the terms and conditions set out in the Agreement to be complied with or performed by the Purchaser at or prior to Closing have been complied with or performed by the Purchaser.

2. All of the representations and warranties set out in Section 4.2 of the Agreement are true and correct with the same force and effect as if such representations and warranties were made on and as of the date hereof.

         Dated April __, 2000





                                       ---------------------------------
                                       Name:
                                       Title:

                                   EXHIBIT "F"

                              CORPORATION'S RELEASE

TO:  WORKING VENTURES CANADIAN FUND INC.
     (THE "VENDOR")

RE: PURCHASE AGREEMENT DATED APRIL 12, 2000 BETWEEN THE VENDOR AND BCB VOICE SYSTEMS INC.
     (THE "PURCHASE AGREEMENT")


--------------------------------------------------------------------------------

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the "Releasor") hereby remises, releases and forever discharges the Vendor and the directors, officers, employees and agents of the Vendor (the "Releasee", which term includes any one or more of the foregoing) from all actions, causes of action, suits proceedings, debts, guarantees, accounts, bonds, covenants, contracts, claims, liabilities, damages, grievances, executions, judgements and demands of any kind whatsoever, both in law and equity, whether implied or expressed, and which have arisen or may arise as a result of the Releasee having been a shareholder of the Releasor (except for any claims arising out the Purchase Agreement), which the Releasor, now has or hereafter may have against, against the Releasee.

     The Releasor represents and warrants that the Releasor has not assigned to any person, partnership, body corporate or other entity any claim which the Releasor releases by the Release.

     The Releasor declares that it has executed this Release voluntarily after having been given sufficient time to consider its actions and to seek such independent legal or other advice as the Releasor deems appropriate with respect to this matter and the terms of this document and that it fully appreciates the nature, extent and consequences of this Release.

     The Releasor acknowledges and agrees that, notwithstanding the execution and delivery of this Release, no Releasee admits any liability or obligation whatever to the Releasor and any such liability and obligation is denied.

     Capitalized terms used herein and not defined have the meaning given to them in the Purchase Agreement.

     The provisions of this Release survive the closing of the transaction contemplated by the Purchase Agreement and shall enure to the benefit of each Releasee's successors and assigns and shall be binding upon the successor and assigns of the Releasor as the case may be. This Release shall be governed by and interpreted and enforced in accordance with the laws enforced in the Province of Ontario.

     DATED the ____ day of April, 2000.


                                          INTERNATIONAL NEURAL MACHINES INC.


                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT "G"

                    ASSUMPTION, CONSENT AND WAIVER AGREEMENT

     WHEREAS BCB Voice Systems Inc. (the "Transferee"), proposes to acquire from Working Ventures Canadian Fund Inc. (the "Transferor") 7,300 Common Shares (the "Subject Shares") of International Neural Machines Inc. (the "Corporation") pursuant to the terms of a purchase agreement to be executed concurrently with this Assumption Agreement;

     AND WHEREAS the transfer of the Subject Shares is governed by the terms and conditions of a unanimous shareholders' agreement dated March 20, 1997 among the Corporation, the Transferor, Oleg Feldgajer and Aleksander Szlam (the "Unanimous Shareholders' Agreement");

     AND WHEREAS pursuant to paragraph 7.1(d) of the Unanimous Shareholders' Agreement, the transfer of the Subject Shares is conditional upon the Transferee entering into an agreement with the other parties to the Unanimous Shareholders' Agreement, agreeing to be bound the terms thereof;

     NOW THEREFORE this agreement witnesses that, in consideration of the provisions set out below, the acquisition of the Subject Shares and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Any capitalized term used, but not defined shall have the meaning set out in the Unanimous Shareholders' Agreement.

2. The Transferee hereby consents to the terms and conditions of the Unanimous Shareholders' Agreement and agrees to assume all of the obligations of the Transferor thereunder as they relate to the Subject Shares, as though the Transferee was the Transferor and had been an original signatory to the Unanimous Shareholders' Agreement.

3. The Transferee hereby acknowledges receipt of a copy of the Unanimous Shareholders' Agreement.

4.   The Transferee hereby advises that its address and fax no. for purposes of section 11.2 of the Unanimous Shareholders' Agreement is as follows:

                                    BCB Voice Systems Inc.
                                    290 Riviera Drive
                                    Markham, Ontario  L3R 5M1

                                    Attention:  Terry Graham
                                    Tel:    905-948-8266
                                    Fax:    905-948-8276

5. Each of the parties to the Unanimous Shareholders' Agreement consent to the transfer from the Transferor to the Transferee referred to herein and waive all rights such parties may have thereunder with respect to such transfer, including without limitation under Article 7 of the Unanimous Shareholders' Agreement.


6. This agreement shall enure to the benefit of the parties and their respective heirs, executors, administrators, legal personal representatives, successors (including, without limitation, any successor by reason of amalgamation of any party) and permitted assigns. Neither this agreement nor any rights or obligations hereunder shall be assignable by any party except pursuant to the provisions of the Unanimous Shareholders' Agreement.


     IN WITNESS WHEREOF the parties have executed this agreement effective as of April __, 2000.


                                          BCB VOICE SYSTEMS INC.


                                          By:
                                             ---------------------------------


                                          INTERNATIONAL NEURAL MACHINES INC.

                                          By:
                                             ---------------------------------
                                          Name:
                                          Title:


                                          WORKING VENTURES CANADIAN FUND INC.

                                          By:
                                             ---------------------------------
                                          Name:
                                          Title:




Witness:


------------------------------------     -------------------------------------
                                         OLEG FELDGAJER

Witness:


------------------------------------     -------------------------------------
                                         ALEKSANDER SZLAM

                                   EXHIBIT "H"

                                OPINION OF BLAKES



April [13], 2000


Working Ventures Canadian Fund Inc.
250 Bloor Street East
Suite 1600
Toronto, Ontario
M4W 1E6

Dear Sirs:

     RE: PURCHASE AND SALE OF SHARES AND DEBENTURE OF
         INTERNATIONAL NEURAL MACHINES INC.
         --------------------------------------------


     We have acted as counsel to BCB Voice Systems Inc. (the "Purchaser") in connection with an agreement dated April 12, 2000 (the "Purchase Agreement") between the Purchaser and Working Ventures Canadian Fund Inc. (the "Vendor") for the sale by the Vendor to the Purchaser of: (i) 7,300 common shares (the "Subject Shares") of International Neural Machines Inc. (the "Corporation") and
(ii) a debenture dated March 20, 1997 between the Corporation and the Venture for the advance of funds in the principal amount of up to $1,250,000 (the "Debenture").

     This opinion is delivered to you pursuant to subsection 3.3(4) of the Purchase Agreement. All capitalized terms used but not defined in this opinion have the meanings set out in the Purchase Agreement.

     We have examined such corporate records of the Purchaser, such certificates of officers of the Purchaser, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinion expressed below.

     For the purpose of this opinion, we have assumed, with respect to all documents examined by us, the genuiness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

     For the purpose of the opinion expressed in paragraph 1 as to the corporate existence of the Purchaser, we have relied exclusively upon a certificate of status dated the date hereof issued by the Ministry of Consumer and Commercial Relations.

     This opinion is based upon and limited to the laws of the Province of Ontario and the laws of Canada applicable therein.

     Based and relying on the foregoing and subject to the qualifications herein expressed, we are of the opinion that:

1. The Purchaser is a corporation existing under the Business Corporations Act (Ontario).

2. The Purchaser has taken all necessary corporate action to issue the BCB Shares to the Vendor in accordance with the provisions of the Purchase Agreement and such shares are duly issued as fully paid and non-assessable and the Vendor is the registered holder of such shares in the books of the Corporation.

                                 * * * * * * * *


     This opinion is provided to you and may be relied on you solely in connection with the transaction described herein. This opinion may not be relied upon by or disclosed to anyone else for use for any other purposes, without our prior written consent.



                                             Yours truly,